As filed with the Securities and Exchange Commission on May 18, 2023
Registration No. 333-264085
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE
AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
WeWork Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	85-1144904 (I.R.S. Employer Identification Number)
75 Rockefeller Plaza, 10th Floor
New York, NY 10019
(646) 389-3922
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
Sandeep Mathrani
Chief Executive Officer c/o WeWork Inc.
75 Rockefeller Plaza, 10th Floor
New York, NY 10019
(646) 389-3922
(Name, address, including zip code and telephone number, including area code, of agent for service)
With copies to:
Kerry S. Burke Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001 (202) 662-6000	Pamela Swidler, Esq. WeWork Inc. 75 Rockefeller Plaza, 10th Floor New York, NY 10019
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
TERMINATION OF REGISTRATION STATEMENT
WeWork Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 (File No. 333-264085) on April 1, 2022, which was declared effective by the SEC on April 13, 2022, as amended by Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, which was declared effective by the SEC on April 5, 2023 (as amended, the “Original Registration Statement”).
The Original Registration Statement was filed to register the offer and sale from time to time by the selling stockholders named in the Original Registration Statement or their permitted transferees of up to 552,382 shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), and up to 7,773,333 warrants to purchase Class A Common Stock (together with the shares of Class A Common Stock, the “Registered Securities”). The Original Registration Statement was filed while the Company was ineligible to use Form S-3. As of the date hereof, the Company meets the eligibility requirements of Form S-3 and therefore may use its Registration Statement on Form S-3 (File No. 333-271723), which was filed with the SEC on May 8, 2023 and declared effective by the SEC on May 17, 2023 (the “New Registration Statement”).
Pursuant to the Company’s undertaking as required by Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 2 is being filed to terminate the effectiveness of the Original Registration Statement and to deregister, as of the effective date of this Post-Effective Amendment No. 2, all the Registered Securities that remain unsold under the Original Registration Statement as of the date thereof. Such Registered Securities currently are registered under the New Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this post-effective amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 18th day of May, 2023.
WEWORK INC.

By:	/s/ Sandeep Mathrani
Name: Sandeep Mathrani
Director and Chief Executive Officer
Note: No other person is required to sign this post-effective amendment no. 2 to the registration statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.